Exhibit 99.6

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO ZYMEWORKS INC. IF PUBLICLY DISCLOSED. INFORMATION THAT HAS BEEN OMITTED HAS BEEN NOTED IN THIS DOCUMENT WITH A PLACEHOLDER IDENTIFIED BY THE MARK “[…***…]”.

February 20, 2020

[…***…]1

Medicines Research Centre

Gunnels Wood Road

Stevenage, Hertfordshire SG1 2NY

United Kingdom

VIA EMAIL

Attention:     […***…]2

RE: EXTENSION OF […***…]3 DEADLINE

Dear […***…]4,

Reference is hereby made to the Collaboration and License Agreement between GlaxoSmithKline Intellectual Property Development Limited (“GSK”) and Zymeworks Inc. (“Zymeworks”) dated effected December 1, 2015, as amended pursuant to the letter agreement dated January 11, 2019, pursuant to the First Amendment to Collaboration And License Agreement dated effective April 30, 2019, and pursuant to the letter agreement dated September 30, 2019 (the “Agreement”). Unless otherwise defined herein, all capitalized terms have the meanings ascribed to them in the Agreement.

Whereas, the Research Collaboration Term expires on […***…]5, and Section 3.4.1 of the Agreement requires the Parties to enter into a written agreement […***…]6 prior to the expiry of the Research Collaboration Term and in any event no later than […***…]7 prior to the […***…]. Both Parties remain committed to entering into […***…]8 prior to expiry of the Research Collaboration Term, but were unable to enter into […***…]9 prior to the […***…]10.

This letter sets out GSK and Zymeworks’ agreement to extend the deadline under Section 3.4.1 of the Agreement by which Zymeworks and GSK must enter into […***…]11 until expiry of the Research Collaboration Term. Each Party waives the other Party’s failure to enter into […***…]12 prior to the […***…]13.

Except as specifically set out herein, the terms and conditions of the Agreement remain in full force and effect.

If the foregoing accurately reflects your understanding, please indicate your agreement in the space provided below and return a fully executed copy of this letter to Zymeworks.

[1]	Personal Information – Contact Information.
[2]	Personal Information – Contact Information.
[3]	Competitive Information – Commercially Sensitive Terms.
[4]	Personal Information – Contact Information.
[5]	Competitive Information – Commercially Sensitive Terms.
[6]	Competitive Information – Commercially Sensitive Terms.
[7]	Competitive Information – Commercially Sensitive Terms.
[8]	Competitive Information – Commercially Sensitive Terms.
[9]	Competitive Information – Commercially Sensitive Terms.
[10]	Competitive Information – Commercially Sensitive Terms.
[11]	Competitive Information – Commercially Sensitive Terms.
[12]	Competitive Information – Commercially Sensitive Terms.
[13]	Competitive Information – Commercially Sensitive Terms.

Sincerely,

Zymeworks Inc.

By:	/s/ Neil Klompas
Neil A. Klompas
Executive Vice President, Business Operations and Chief Financial Officer

Acknowledged and agreed:

GlaxoSmithKline Intellectual Property Development Limited

By:	/s/ Stephen Martin

Name:	Stephen Martin

Title:	VP BioPharm Discovery

Date:	February 20, 2020

cc:     […***…]14

[14]	Personal Information – Contact Information.